Exhibit 99.1


                             ROBERT N. WILKINSON
                               ATTORNEY AT LAW
                       EAGLE GATE BUILDING SUITE 1680B
                             60 EAST SOUTH TEMPLE
                          SALT LAKE CITY, UTAH 84111


February 1, 2001

Mr. Barrett Wayne Hicken
457 South 500 East
Heber City, Utah 84032

Mr. Ronald Moulton
4596 Russell Street
Salt Lake City, Utah 84117

Mr. Lane S. Clissold
3078 East Silver Hawk Drive
Salt Lake City, Utah 84121

     Re: Issuance of compensatory shares of common stock of Quazon Corp., a Nevada corporation (the "Company"), to Barrett Wayne Hicken, Ronald Moulton and Lane S. Clissold, consultants, to be registered on Form S-8 of the Securities and Exchange Commission

Dear Messrs. Hicken, Moulton and Clissold:

       I represent the Company in connection with the foregoing and have been engaged to prepare a Registration Statement on Form S-8 of the Securities and Exchange Commission for the registration of the securities to be issued to you under a written compensation agreement to be prepared by this office.

       I have enclosed a copy of Securities and Exchange Commission Release No. 7506, dated February 17, 1998 which contains the proposed amendments of the Securities and Exchange Commission to Registration Statement Form S-8.

       Please review SEC Release No. 7506 and advise me in writing of the types of services you are to render, indicating, if applicable, that these prohibitions do not relate to you or the services you are to render.

       I am also enclosing copies of the Company's 10-KSB Annual Report for the fiscal years ended December 31, 2000 and 1999, the 10-QSB Quarterly Reports for the past twelve months, and a copy of the written compensation agreement regarding the shares to be issued pursuant to the S-8.

       Thank you very much.

       Sincerely,


       /s/ Robert N. Wilkinson

       Robert N. Wilkinson

RNW/mh
Enclosures
cc:  Steven D. Moulton

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